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                                                                   EXHIBIT 10.29




Kerry R. Yndestad
12816 Falcon Dr
Apple Valley, MN 55124



Dear Kerry:

This letter amends your 11/02/00 Employment Agreement/Offer Letter which set forth your beginning compensation levels and has been approved by the Compensation Committee of the Board of Directors. Except as expressly, set forth herein, this letter does not in any way alter or amend the Employee Agreement signed by you on 11/08/00.

In recognition of your current level of contribution, I am pleased to inform you that your base salary will be increased to $175,000.00 (the "Base Amount"), effective February 1, 2002. This base salary may be increased or decreased from time to time by our Board of Directors, but may not be decreased below the Base Amount. In addition, the amount of the annual bonus which you will be eligible to receive if you satisfy your annual performance objectives will be determined from time to time by the Board of Directors, will not be less than 35% of your base salary in effect from time to time.

In addition, the total amount of severance benefits which will be paid to you if you meet the terms and conditions set forth in your 11/02/00 offer letter is a lump sum equal to such amount as is determined from time to time by the Board of Directors, which shall not be an amount less than the amount equal to 9 months of your then current base salary. This offer is in lieu of, and not in addition to, any severance offers previously extended to you by Tricord, including but not limited to, the severance offer extended in your 11/02/00 offer letter.

Nothing in this letter should be construed to create any contract rights to continued employment, or to any set level of compensation. Your employment status continues to be as an "at will" employee. Further, in addition to permitted changes to your salary as set forth above, the percentage used to calculate your bonus amount and the number of months of severance you may receive may be increased or decreased by Tricord from time to time in its sole discretion, but never below 35% and 9 months, respectively.

The terms of your Offer Letter/Employment Agreement and this letter amendment shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to conflict of law provisions that would defer to the laws of another jurisdiction. The rights and obligations of you and Tricord shall be governed by and determined in accordance with such laws.


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We are confident that you will make a significant contribution to the success and growth of Tricord in the coming year.

Sincerely,


/s/ Keith Thorndyke
Keith Thorndyke
President and CEO

Acknowledged and Agreed:


/s/ Kerry R. Yndestad
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Kerry R. Yndestad